FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 21.6% INCREASE IN SECOND QUARTER SALES

New York, New York, July 23, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the second quarter of 2010 hit a new record reaching approximately $107.8 million, a 21.6% increase from $88.6 million in the second quarter of 2009.  At comparable foreign currency exchange rates, net sales for the second quarter were up 28.3%.  Thus, net sales for the first half of 2010 increased 26.9% to $227.1 million from $179.0 million in the same period last year.  At comparable foreign currency exchange rates, net sales for the first half of 2010 rose 28.6%.  Inter Parfums plans to issue final results for the second quarter of 2010 on or about August 9, 2010 and conduct a conference call on the following day.

	Three months ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
	($ in millions)

European-based product sales	$ 91.9	$ 79.4	15.8%	$ 200.2	$ 161.4	24.1%
United States-based product sales	15.9	9.2	71.5%	26.9	17.6	52.9%
	$ 107.8	$ 88.6	21.6%	$ 227.1	$ 179.0	26.9%

Discussing European-based operations, Jean Madar, Chairman & CEO of Inter Parfums noted, "The strong performance achieved in the first quarter has continued through the first half.  Burberry fragrance sales did exceptionally well with year-to-date growth of 26% in local currency due to global rollout of Burberry Sport fragrances, as well as the popularity of established Burberry scents including Burberry Brit and The Beat.  Similarly, in local currency, Lanvin fragrance sales are up 21%, Van Cleef & Arpels ("VCA") increased 36%, S.T. Dupont rose 65% and Paul Smith advanced 12% through the first half of 2010.  These sales gains are due to a combination of new fragrance launches including VCA's Oriens and S.T. Dupont's two new scents Intense and Essence Pure Ice, as well continued sell-through of established scents.  Thus far this year, we've had robust sales growth in Asia, South America, the Middle East, and Eastern Europe where, in local currency, first half sales rose 39%, 67%, 22% and 68%, respectively, while sales in Western Europe and North America rose a more than acceptable 12% and 14%, respectively, over the first half of 2009."

On the subject of U.S.-based operations, Mr. Madar pointed out, "We are delighted by the significant upturn in sales, fueled by deeper and broader international specialty retail product distribution as well as from new product launches.  We are working on several new initiatives including products for our recently announced license arrangement with Betsey Johnson.  We hope to announce additional licensing arrangements for our U.S.-based operations in the near future."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe and Betsey Johnson brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com